                                                            Rule 424(b)(3)
                                       Registration Statement No. 33-52763

Prospectus Supplement No. 102
Dated September 14, 1995

(To Prospectus dated May 12, 1995 and
Prospectus Supplement dated May 12, 1995)


                  INTERNATIONAL LEASE FINANCE CORPORATION

                              $1,250,000,000
                        Medium-Term Notes, Series G



Principal Amount: $5,000,000

Issue Price: $5,000,000

Stated Maturity (date): October 1, 1997

Interest Rate: 6.03%

Overdue Rate (if any): Not applicable

Redeemable by the Company on or after: Not applicable

Repayable at the option of the holder on: Not applicable

Optional Reset Dates: Not applicable

Extension Periods: Not applicable

Final Maturity: Not applicable

Repurchase Price (for Original Issue Discount Notes): Not applicable

Type of Note (check one):
      Book-Entry Note  _X___
      Certificated Note____

Other Provisions: